EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 16, 2007 (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” effective January 1, 2006), relating to the consolidated financial statements of Techwell, Inc. and subsidiaries, appearing in the Annual Report on Form 10-K of Techwell, Inc. and subsidiaries for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

San Jose, California

March 16, 2007